Exhibit 10.1

Service pricing information in Section 3 of this agreement has been redacted based on the registrant’s determination the information is not material and would likely cause competitive harm.

COVID-19 LABORATORY SERVICES AGREEMENT

This Covid-19 Laboratory Services Agreement (“Agreement”) is made between Co-Diagnostics, Inc., a Utah corporation having its principal place of business at 2401 South Foothill Drive, Suite D, Salt Lake City, UT 84109 (hereinafter “Client”), and Arches Research, Inc., a Nevada corporation having its principal place of business at 1960 S 4250 W, Salt Lake City, UT 84104 (hereinafter “Arches”) (each referred to individually as a “Party” and collectively as the “Parties”). When signed by both Parties, this Agreement will set forth the terms and conditions under which Arches agrees to provide certain services to Client as set forth herein.

Recitals:

WHEREAS, Client is a medical diagnostic products and services company engaged, in part, in the business of marketing test kits (“Kits”) for SARS-CoV-2 (“CoV-2”);

WHEREAS, Client is pursuing a logistics business pursuant to which Client will manage all aspects of delivering Kits to end users of the Kits (“Customers”), collecting Kits from Customers after specimens are collected, and delivering Kits to a pre-selected testing laboratory (the “Logistics Business”);

WHEREAS, Arches is a provider of laboratory testing services and is registered under the Clinical Laboratory Improvement Amendments (CLIA), CLIA Certificate No.: 46D2182352;

WHEREAS, Arches performs testing for the detection of CoV-2 in specimens collected from individuals; and

WHEREAS, Client desires to engage Arches as a provider of laboratory testing services for the Logistics Business and Arches desires to provide such services, and to that end the Parties wish to enter into this Agreement to provide the terms and conditions upon which Client engages Arches to perform validated tests to detect coronavirus RNA following applicable CLIA and FDA standards (the “Services”).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.	PERFORMANCE DUTIES OF ARCHES.

Arches shall:

A.	Perform validated tests to detect CoV-2 RNA (the “Services”) following applicable CLIA standards and standards set by the U.S. Food and Drug Administration (“FDA”). The Parties explicitly acknowledge that the duty of Arches to provide Services is subject to the availability of governmental Emergency Use Authorizations and other emergency regulatory flexibility.

B.	Process CoV-2 tests on Customer specimens received using commercially reasonable efforts; provided, however, that in no event shall Arches be obligated to process more than 500 tests during the period ending November 30, 2020, and 1,000 tests thereafter on Customer specimens, in the aggregate, during any 24-hour period beginning at 12:00 a.m. Mountain Time, on the weekdays Monday through Friday, excluding U.S. national holidays, Christmas Eve, and New Year’s Eve (the “Test Cap”).

C.	Retain processed specimens for a period of at least 24 hours, or until laboratory test results are provided to the Customer providing the specimens.

D.	Dispose of specimens and waste associated with the Services in compliance with law and Arches’ safety policies.

E.	Establish and maintain a system for communicating directly with Customers (the “Customer Portal”) to (i) collect information reasonably required to perform Services for the Customers, (ii) obtain the Customers’ orders for Services issued, in each case, by an authorized healthcare professional, (iii) deliver reports on specimen test results to Customers, and (iv) exchange any other information or documents pertaining to the performance of Services for Customers. Arches has no obligation to perform Services for any Customer that does not provide the information and documents reasonably required by Arches, including an order for Services issued by an authorized healthcare professional.

F.	Respond to Customer communications sent to Arches through the Customer Portal no later than 5:00, p.m., Mountain Time, on the day following the day the communication from the Customer is received by Arches and such day following the communication is any of Monday through Saturday (excluding U.S. national holidays, Christmas Eve, and New Year’s Eve).

G.	Deliver a report on specimen test results to each Customer within 72 hours of Arches’ receipt of the specimen.

H.	Report data for all testing completed, for each individual tested, within 24 hours of results being known or determined, on a daily basis to the appropriate state or local public health department based on the individual’s residence in accordance with federal, state, and local law.

2.	PERFORMANCE DUTIES OF CLIENT.

Client shall:

A.	Manage all aspects of its Logistics Business except for the Services provided by Arches to Customers hereunder, including but not limited to providing at Client’s sole cost all Kits required by Customers, and arranging at Client’s sole cost all shipping and delivery of Kits to Customers and shipping and delivery of specimens collected with the Kits from Customers to Arches. Customer Kits shall be delivered to Arches’ facility at 1960 S 4250 W, Salt Lake City, UT 84104. Delivery hours are between 7:00 a.m. and 5:00 p.m., Mountain Time, Monday through Saturday, excluding U.S. national holidays.

B.	Provide to Arches a work order for each Customer of the Logistics Business in the form attached hereto as Exhibit A (“Work Order”), that lists the name and address of the Customer of the Logistics Business, an estimate of the number of Kits the Customer will order from Client, the estimated date of delivery of Kits by Client to the Customer, and the contact information for Customer, including name, title, phone number, and email address. At the time each Work Order is issued by Client to Arches, Client will send to the Customer (with a copy to Arches) an email with instructions for accessing the Customer Portal. The foregoing notwithstanding, Arches may reject or terminate any Work Order in its sole discretion with no further duty to provide Services and no liability to Client or Customer if Customer does not provide to Arches the information, order for Services issued by an authorized healthcare professional, or other documents required of Customer through the Customer Portal.

C.	Bill Customers for the use of the Logistics Business. Client has the sole right to bill for specimen testing provided in connection with the Logistics Business, and Arches has no right to bill or collect any amount from Customers for the Services. Client has sole responsibility and risk with respect to the collection of billings to Customers, and the obligation of Client to make payment to Arches for the Services provided to Customers pursuant to this Agreement is not contingent upon, or in any way related to, whether Client bills Customers or collects on its bills to Customers.

D.	Use commercially reasonable efforts to manage the timing and flow of Work Orders from Client to Arches so that the number of Customer CoV-2 tests requested from time to time does not exceed the Test Cap.

E.	Not pay commissions earned through this Agreement to any referring healthcare provider or make any payments prohibited by law.

3.	Payment of Fees

Client will pay Arches for testing at the rate of $[ ] per test if 500 tests or fewer are processed on a single day between the hours of 12:00 a.m. and 11:59 p.m. Mountain Time. Client will pay Arches for testing at the rate of $[ ] per test if more than 500 tests are processed on a single day between the hours of 12:00 a.m. and 11:59 p.m. Mountain Time. If Client requests results within 24 hours of Arches’ receipt of the specimen, an additional $[ ] per test STAT fee will be added to the per test rate. Arches will invoice Client on or around the first dayt of each month for the Services performed and Client shall pay each invoice within 15 days of receipt of the invoice. If any portion of an invoice is disputed, then Client shall pay the undisputed amounts as set forth in the preceding sentence and the Parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. Client shall pay Arches interest in an amount equal to one percent per month (or the maximum lesser amount permitted by law) of all undisputed amounts owing hereunder and not paid within 30 days of the date of the invoice.

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4.	CONFIDENTIALITY

As used in this Agreement, the term “Confidential Information” means any and all proprietary nonpublic information, knowledge, data, and all other content and materials belonging to either Party hereto and disclosed or provided to the other Party either directly or indirectly in any manner whatsoever, including, without limitation, in writing, orally, electronically, in all types of hard drives, disks, diskettes, computer memory or storage, or other media, or by drawings or inspection of physical items, and whether or not modified or merged into other materials. Confidential Information disclosed under this Agreement shall be used by the receiving Party and its employees only for purposes of performing the receiving Party’s obligations hereunder. Each Party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other Party to any third party without the prior written consent of the disclosing Party. Each Party agrees that it will not disclose the terms of this Agreement to any third party without the written consent of the other Party, which shall not unreasonably be withheld. These obligations of confidentiality and nondisclosure shall remain in effect for a period of one year after the completion or termination of this Agreement. The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party; (b) becomes available to the receiving Party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing Party or was known to the receiving Party prior to its receipt from the disclosing Party, as shown by contemporaneous written evidence; or, (d) is required by law or regulation to be disclosed.

5.	Independent Contractor Relationship.

For the purposes of this Agreement, the Parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers. Neither Party shall have the power or right to bind or obligate the other Party, and neither Party shall hold itself out as having such authority.

6.	Compliance with laws AND POLICIES.

A.	Both Parties shall be responsible for complying with any and all applicable laws, regulations, obligations and guidelines in relation to the Services, including those established under or by CLIA, FDA, and of all other regulatory agencies having jurisdiction over the Logistics Business and Services.

B.	Medicare payment for a clinical diagnostic laboratory test may be made only to the person or entity that performs or supervises the performance of the test, subject to certain exceptions. 42 U.S.C. § 1395l(h). One of these exceptions permits Medicare payment to be made in the case of a test performed at the request of a laboratory (a “referring laboratory”) by another laboratory (a “reference laboratory”) if certain conditions are satisfied, but only if the reference laboratory is a Medicare-enrolled laboratory. Client acknowledges that Arches is not a Medicare-enrolled laboratory and, therefore, Medicare payment may not be made for the Services. Client further acknowledges that it has provided written notification to any of its contracted providers who may bill third-party payors for the Logistics Business (including the Services) that Arches is not a Medicare-enrolled laboratory and that Medicare payment may not be made for the Services.

C.	Client shall comply with applicable third-party payor rules and policies with regard to reimbursement for the Services. In addition, Client shall seek representations from its contracted providers who may bill third-party payers for the Services that they will also comply with applicable third-party payor rules and policies with regard to reimbursement for the Services.

D.	Client shall comply with applicable federal and state anti-markup payment limitations with regard to reimbursement for the Services. In addition, Client shall seek representations from its contracted providers who may bill third-party payors for the Services that they will also comply with applicable federal and state anti-markup payment limitations with regard to reimbursement for the Services.

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E.	Neither Party, nor its principals, is a Sanctioned Person or Entity. For purposes of this Agreement, the term “Sanctioned Person or Entity” means a person or entity that: (i) has been, or currently is, excluded pursuant to 42 U.S.C. §1320a-7 or similar state exclusion authority, suspended, debarred, or otherwise ineligible to participate in any federal health care program as that term is defined in 42 U.S.C. §1320a-7b(l) or comparable state programs; (ii) has been convicted of a criminal offense related to the provision of health care items or services or any other offense that may lead to exclusion under 42 U.S.C. §1320a-7 or investigation or otherwise aware of any circumstances (including the receipt of any notice, warning or reprimand) which may result in being excluded from participation in any federal or state health care program. If any change in circumstance occurs to make the foregoing statement inaccurate, one Party must notify the other Party in writing immediately and the other Party shall have the right to immediately terminate this Agreement.

7.	Indemnification.

A.	Client shall indemnify, defend and hold harmless Arches and its parent, subsidiaries, affiliates, co-venturers, representatives, and contractors along with their respective directors, officers, shareholders, employees, subcontractors and agents from and against any and all claims, demands, actions, causes of actions, losses, damages, costs, expenses and other liabilities, and expenses, costs of litigation and attorneys’ fees (collectively, the “Liabilities”) related to, resulting from, or arising out of (a) any breach by Client of any of its obligations under this Agreement, or (b) the negligence of Client. Arches shall indemnify, defend and hold harmless Client from and against any and all Liabilities to the extent resulting from or arising out of (a) any breach by Arches of its obligations under this Agreement or (b) the negligence of Arches.

B.	If either Party intends to claim indemnification under Section 9.A, the Party seeking indemnification (“Claiming Party”) shall promptly notify the other Party (“Indemnifying Party”) in writing of any Liabilities in respect of which the Claiming Party intends to claim such indemnification. Claiming Party shall permit Indemnifying Party, at its discretion, to settle any such Liabilities and agrees to the complete control of such defense or settlement by Indemnifying Party. Claiming Party shall cooperate fully with Indemnifying Party and its legal representatives in the investigation and defense of any of the Liabilities covered by this indemnification. Claiming Party shall have the right, but not the obligation, to be represented by counsel of its own selection and expense. Claiming Party shall not negotiate, compromise or settle any claim, action, suit or judgment without Indemnifying Party’s prior written consent.

C.	NEITHER PARTY WILL BE LIABLE FOR LOSS OF USE, LOSS OF PROFITS OR OTHER COLLATERAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES. ARCHES’ TOTAL LIABILITY ARISING UNDER THIS AGREEMENT SHALL BE LIMITED TO THE TOTAL AMOUNT OF COMPENSATION PAID BY CLIENT TO ARCHES HEREUNDER DURING THE 12 MONTHS IMMEDIATELY PRECEDING ANY CLAIM, ACTION OR SUIT CREATING THE LIABILITY.

D.	Each Party acknowledges that the mutual promises contained in this Section 9 reflect the allocation of risk set forth in this Agreement, that each Party would not enter into this Agreement without these limitations on liability, and such limitations shall remain in full effect even if any of the remedies provided in this Agreement are deemed by a court of competent jurisdiction to have failed of their essential purpose.

8.	Termination.

Either Party may terminate this Agreement without cause at any time during the term of the Agreement on sixty (60) days’ prior written notice to the other Party. Either Party may terminate this Agreement for material breach upon thirty (30) days’ written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period. During the 30-day cure period for termination due to breach, each Party will continue to perform its obligations under the Agreement. If the termination notice is not due to a breach, or if the cure period has expired without a substantial cure of the breach, then the Parties shall promptly meet to prepare a close-out schedule, and Arches shall cease performing all work not necessary for the orderly close-out of the Services or required by applicable laws or regulations. If Arches determines, in its sole discretion, that its continued performance of the Services would constitute a potential or actual violation of regulatory or scientific standards of integrity or violate complaince with applicable laws or regulations, then Arches may terminate the Services by giving written notice stating the effective date (which may be less than thirty days from the notice date) of such termination. Either Party may terminate this Agreement immediately upon provision of written notice if the other Party becomes insolvent or files for bankruptcy. This Agreement shall be deemed to be terminated upon the occurrence of any of the following: (i) the suspension, revocation or cancellation of Arches’ CLIA registration; or (ii) the imposition of any restrictions or limitations by any governmental authority having jurisdiction over either Arches or the Client to such an extent that either Party cannot provide the Services or obligations contemplated by this Agreement, specifically the end of Emergency Use Authorizations or other Covid-19 regulatory flexibility.

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9.	Relationship with Affiliates.

Client agrees that Arches may use the services of its corporate affiliates to fulfill Arches’ obligations under this Agreement. Any affiliate so used shall be subject to all of the terms and conditions applicable to Arches under this Agreement, and entitled to all rights and protections afforded Arches under this Agreement. Arches agrees that Client’s affiliates may use the services of Arches (and its affiliates) under this Agreement. In such event, such Client’s affiliates shall be bound by all the terms and conditions of this Agreement and entitled to all rights and protections afforded Client under this Agreement. The term “affiliate” shall mean all entities controlling, controlled by or under common control with Client or Arches. The term “control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the polices and direction of an entity.

10.	Force Majeure.

In the event either Party shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, inclement weather or other reason or cause beyond that Party’s control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay. Both Parties recognize that this Agreement is to help address the Covid-19 pandemic and will excuse late or non-performance related to Covid-19.

11.	Notices and Deliveries.

Any notice required or permitted to be given hereunder by either Party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following address identified below, as follows:

If to Arches:	If to Client:
Arches Research, Inc. 1960 S 4250 W Salt Lake City, UT 84104 With a Copy to: contracts@archesresearch.com	Co-Diagnostics, Inc. 2401 South Foothill Drive, Suite D Salt Lake City, UT 84109

12.	Binding Agreement and Assignment.

This Agreement shall be binding upon and inure to the benefit of Client and Arches and their respective successors and permitted assigns. Except as stated above in Section 11 regarding Affiliates, neither Party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other Party.

13.	Choice of Law, Waiver and Enforceability.

This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of Utah, exclusive of its conflicts of law provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the Parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

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14.	REAGENT RENTAL AGREEMENT.

Client and Arches are parties to the Rental Agreement for LGC Oktopure Extraction Machine of even date herewith (the “Rental Agreement”). In the event the Rental Agreement is terminated for any reason and not replaced with a new agreement of like tenor, Arches shall not be deemed to be in breach of, or have any liability for, any delay in performing the Services described in Sections 1.B or 1.G of this Agreement. In the event this Agreement is terminated for any reason, Arches may, at its election, terminate the Rental Agreement without further obligation to Client under the Rental Agreement by written notice given by Arches to Client within 60 days following the date this Agreement terminates, and termination of the Rental Agreement will be effective as of the date specified in the notice given by Arches to Client.

15.	Survival.

The rights and obligations of Client and Arches, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, indemnification and liability limitations) shall survive the termination of this Agreement.

16.	Entire Agreement, Headings and Modification.

This Agreement, together with any attachment(s) contains the entire understandings of the Parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications to the provisions herein must be in writing and signed by the Parties.

Signature Page Follows

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto through their duly authorized officers on the date(s) set forth below.

Arches Research, Inc.		Co-Diagnostics, Inc.

Name:	Richard Hague	Name:	Reed Benson

Title:	COO	Title:	CFO

Signature:	/s/ Richard Hague	Signature:	/s/ Reed Benson

Date:	September 2, 2020	Date:	September 2, 2020

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Exhibit A

Work Order No. [  ]

Arches Project Code: [  ]

This Work Order is issued under the COVID-19 Laboratory Services Agreement dated September 2, 2020, between Co-Diagnostics, Inc. (“Client”) and Arches Research, Inc. (“Arches”), as the same may be amended from time to time (the “Agreement”). To the extent there is any conflict between any terms and conditions of this Work Order and the Agreement, the terms and conditions of the Agreement shall control. Conflicting or differing terms set forth in this Work Order shall be of no force or effect. Capitalized terms used herein shall have the same meaning ascribed thereto in the Agreement.

Effective Date of Work Order:
Type of Testing:	[ ] One Time Testing [ ] Ongoing Testing
Estimated Number of Tests per Week*:
State of Origin of Specimens to be Tested:

Customer Name:
Customer Address:
Customer Contact:
Name
Phone Number
Email Address

Remarks:
Authorized Client Representative:
Print Name
Signature

*Client is billed under the Agreement for the total number of Kits tested by Arches for the Customer and not on the basis of any estimate.

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